Exhibit 99.1

March 30, 2016

Mr. Philip Marineau

Board Chairman and acting Chief Executive Officer

Shutterfly, Inc.

2800 Bridge Parkway

Redwood City, CA 94065

Dear Phil:

Please accept this letter as formal notice of my decision not to stand for re-election to the Board of Directors of Shutterfly, Inc. at its next annual meeting, currently expected to occur in June 2016. My decision is not due to a disagreement with the company on any matter related to its operations, policies or practices.

I want to thank you, other members of the board, the executive team, and the entire organization at Shutterfly for the opportunity to be part of the company during the past 10 years.

Sincerely,

/s/ Eric J. Keller

Eric J. Keller